Exhibit 99.1

NCR Enters into Agreement to Conclude Fox River Environmental Matter

January 17, 2017 3:09 pm

United States Government and State of Wisconsin Support Decree Relating to Cleanup Efforts that NCR Began in 2009

January 17, 2017 03:08 PM Eastern Standard Time

DULUTH, Ga.--(BUSINESS WIRE) -- NCR Corporation (NYSE: NCR) today announced it is resolving the Wisconsin Fox River environmental cleanup and related Superfund litigation by entry into a definitive consent decree with the United States Government and the State of Wisconsin, under which the company expects to finally conclude the longstanding matter. The decree is subject to court approval.

The resolution includes NCR’s commitments to complete the in-river cleanup work designed to remove polychlorinated biphenyls (PCBs) from the river, and to drop a potential legal appeal. It also incorporates elimination of Superfund claims brought against the Company by other parties, discontinuation of the Company’s own such claims and assignments of responsibility for closing out certain final costs.

With the contributions of its former corporate parents and affiliates from the past several decades, NCR has successfully performed the overwhelming majority of the cleanup work to date. NCR is the only company to have consistently been involved in that work from its start in 2009 to the present. Several other parties that had failed to participate in the work have recently entered into their own settlements, which included financial contributions applied toward remediation expenses. The remainder of the cleanup work is expected to be completed over 2017 and 2018. The remediation project, covering 29 miles of the Fox River, is the single largest sediment cleanup project to date in the United States.

“NCR is pleased with the successful resolution of this matter pending the court’s approval, following nine years of complex and protracted litigation involving multiple trials and appeals,” said Edward Gallagher, General Counsel of NCR Corporation. “NCR is pleased to put this matter behind us, and we are also glad to provide the federal and state governments and the people of Wisconsin confidence that the clean-up, which NCR commenced in 2009, will be completed without interruption or delay.”

NCR will agree not to appeal a key decision on which it had previously prevailed, relating to calculation of harm and responsibility at Superfund locations. This eliminates a key litigation risk for the Government.

Upon approval by the court, the decree is expected to bring to an end a set of complex litigations that commenced in 2008. In particular the settlement will provide contribution protection to NCR that will foreclose Superfund litigation claims brought against it by other companies that had contributed to the pollution of the river. NCR is, at the governments’ request, conditionally relinquishing its own affirmative claims for recovery against the same parties. This presumptive end to the litigation removes a substantial part of NCR’s Fox River risks and renders its remaining responsibility readily measurable, and it helps enable NCR’s commitment to complete the cleanup alone.

The settlement also includes arrangements under which other companies that had contributed to the river’s pollution will bear primary responsibility for certain government costs, and for long-term monitoring and maintenance of the remediation work.

The settlement will be funded internally by a non-material increment of approximately $14 million to NCR’s reserve for Fox River discontinued operations, and the continued contributions of its former parent and sister corporations. NCR will not make any settlement payments under the consent decree, but will fund the remediation through contractors and vendors on a pay-as-it-goes basis over 2017-18, as the Company has done for the past 8 years. The impact on free cash flow is anticipated to be modest and at or near prior projections for Fox River expenditures; the settlement is expected to have no material impact on NCR’s free cash flow as a whole for either year. This consent decree settlement would not affect the rights NCR has to pursue what is referred to in the company’s SEC filings as the NCR Adjustment, which is related to funds owed to the Company for prior Fox River remediation payments it made, and which has the potential to create future positive cash flow.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leader in omni-channel solutions, turning everyday interactions with businesses into exceptional experiences. With its software, hardware and portfolio of services, NCR enables more than 550 million transactions daily across retail, financial, travel, hospitality, telecom and technology, and small business. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Ga., with over 30,000 employees, and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. All other trademarks or registered trademarks are property of their respective owners.

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Contacts

NCR Corporation
Scott Sykes, 212-589-8428
scott.sykes@ncr.com